NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 21, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 09, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to an offer to purchase and merger agreement between Castle Brands Inc. and Austin, Nichols & Co., Inc., a subsidiary of Pernod Ricard S.A., which became effective before market open on October 9, 2019, each share of Common Stock of Castle Brands Inc. not previously tendered were cancelled and converted into the right to receive the same $1.27 per share price that was paid in the tender offer. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 09, 2019.